Exhibit 99.1

Sorrento Announces Positive Data from a Combined Phase 2 & 3 Clinical Study of STI-004, an Anti-IgE Biosimilar Antibody

SAN DIEGO, May 16, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new therapies for cancer and other unmet medical needs announced that its partner, Mabtech Ltd., has successfully completed a combined Phase 2 & 3 clinical study in China for STI-004, a biosimilar antibody for Omalizumab (Xolair®). STI-004 met its primary endpoint in a multicenter, randomized, double-blind, placebo-controlled clinical trial.

STI-004 is a humanized monoclonal antibody produced in CHO cells that neutralizes immunoglobulin E (IgE), preventing the inflammatory events that lead to asthma exacerbations. In the recently completed combined Phase 2 & 3 clinical study, STI-004 proved to be safe and efficacious in both adult and adolescent patients suffering from allergic asthma when compared to placebo. In the 32-week study, asthma exacerbation was experienced by 21% of patients taking STI-004 as compared to 55% in the placebo group. In addition to significantly reducing asthma exacerbations, STI-004 demonstrated improved quality of life and pulmonary function while also reducing the dosage of budesonide and the use of asthma rescue medications. When compared to the currently marketed product, Xolair®, the types and incidence rates of adverse events were similar.

“STI-004 has demonstrated clinical efficacy and safety during the Phase 2 & 3 clinical trial conducted by our partner MabTech. This antibody is comparable to the currently marketed product and is expected to provide a much needed biosimilar option for patients,” commented Dr. Henry Ji, President and CEO of Sorrento Therapeutics. Sorrento licensed four biosimilar/biobetter antibodies, including STI-004, from Mabtech in August 2015. “We are making progress with the development of these products in Sorrento’s territories, which include North America, the EU, and Japan, while Mabtech seeks market approval for STI-004 in China. We are encouraged by the interest and excitement we have received from the biopharmaceutical industry regarding potential collaborations for development and commercialization of these biosimilar/biobetter antibodies in our portfolio” added Dr. Ji.

Sorrento aims to be a leading global biosimilar/biobetter platform company for development and commercialization of high-quality therapeutics for major regulated markets. Sorrento is advancing four late-stage product candidates toward commercialization: STI-001 (Cetuximab biosimilar/biobetter), STI-002 (Infliximab biosimilar/biobetter), STI-003 (Basiliximab biosimilar/biobetter), and STI-004 (Omalizumab biosimilar), as well as developing a robust pipeline of future product candidates.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s products include multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include, but are not limited to, statements related to Sorrento’s expectations regarding the performance and efficacy of STI-004; expectations regarding Sorrento’s other biosimilar/biobetter antibodies in development; and statements regarding Sorrento’s goals. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: whether the results of the Phase 2 & 3 clinical trial of STI-004 will be replicated in future clinical trials; whether STI-004 and Sorrento other late-stage product candidates in development will receive regulatory approval on a timely basis, or at all; Sorrento’s and its subsidiaries’ prospects; and other matters that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

Logo - http://photos.prnewswire.com/prnh/20150105/167173LOGO

SOURCE: Sorrento Therapeutics, Inc.

© 2016 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com